Technology Research Corporation Appoints
                              Jerry T. Kendall
                     President and Chief Operating Officer

CLEARWATER, FLORIDA, April 17, 2003 - Robert S. Wiggins, Chairman and Chief Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI) announced today that Jerry T. Kendall has been appointed President and Chief Operating Officer. Kendall will be responsible for TRC's commercial business reporting to Wiggins. Raymond B. Wood, Senior Vice President of Government Operations, continues to be responsible for the Company's government business reporting to Wiggins.

Wiggins said, "I am pleased that we could attract a person of Jerry's experience and capability to strengthen the Company's management team as we continue to concentrate on expanding our commercial business." Wiggins added, "He is already knowledgeable about TRC having previously served on our Board of Directors for 4 1/2 years in the 1994 - 1998 time frame."

Jerry Kendall attended Georgia Institute of Technology and Georgia State University receiving his BA in Management in 1967 and his MBA in 1970, both from Georgia State University. Kendall was most recently Executive Vice President, The Americas, for Sensormatic Electronics Corporation, then a $1.1 billion electronics security company. Previous executive management positions include Senior Vice President of Sales, Marketing and Customer Service for Security Tag Corporation, President of Lasergate Corporation and President and Chief Executive Officer of Paradyne Corporation. He also held sales management positions with Inforex, sales positions with IBM and was a financial analyst with the Lockheed Georgia Company.

TRC is recognized as a worldwide leader in electrical safety products that prevent electrocution, electrical fires and protect against serious injury from electrical shock. Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial, and industrial markets worldwide. The Company also supplies power monitors and control equipment used by the United States Military and its prime contractors.

"Safe Harbor" Statement: Certain statements in this press release are forward looking in nature and accordingly, are subject to risks of uncertainties. The actual results may differ materially from those described or contemplated.